Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement relating to 500,000 shares of common stock of Apogee Enterprises, Inc. on Form S-8 of our report dated April 2, 2003 (April 9, 2003 as to Note 10), relating to the consolidated financial statements of Apogee Enterprises, Inc. and subsidiaries as of and for the year ended March 1, 2003 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the change in method of accounting for goodwill and other intangible assets and related disclosures of financial statement amounts related to the March 2, 2002 and March 3, 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in the Annual Report on Form 10-K of Apogee Enterprises, Inc., for the year ended March 1, 2003.

Deloitte & Touche LLP

Minneapolis, Minnesota

July 23, 2003